EXECUTIVE SUPPLEMENTAL BENEFIT AGREEMENT

      This agreement, made and entered into this 28th day of October 1997 by Medford Savings Bank, a banking corporation organized and existing under the laws of the Commonwealth of Massachusetts hereinafter called the Bank, and Arthur H. Meehan of Dover, Massachusetts hereinafter called the Executive.

      WHEREAS, the Executive has been and is now serving the Bank as Chairman, President and Chief Executive Officer; and

      WHEREAS, it is the opinion of the Board of Directors that the Executive's services to the Bank constitute an invaluable contribution to the general welfare of the Bank and in bringing it to its present status of operating efficiency and its high regard in the banking business; and

      WHEREAS, the experience of the Executive, his knowledge of the affairs of the Bank, his reputation and contacts in the banking industry are so valuable that assurance of his continued services is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure his remaining in the employment of the Bank during his lifetime or until his age of retirement; and

      WHEREAS, it is the desire of the Bank that the Executive's services be retained as herein provided; and

      WHEREAS, The Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay to him or is beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth;

      NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

                                   ARTICLE ONE

1.01 Employment. The Bank agrees to employ the Executive as Chief Executive Officer. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.

The Executive agrees to devote his full time and attention exclusively to the business and affairs of the Bank, except during vacation periods and to use his best efforts to furnish faithful and satisfactory services to the Bank. The Executive further agrees that during the period of his employment pursuant to this Agreement, he will not have any other business affiliations without the approval of the Board of Directors of the Bank.

The supplemental benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of salary continuation benefits.

                                   ARTICLE TWO

2.01 Retirement Benefit. If the Executive shall continue in the employment of the Bank until he attains the age of sixty-five (65), which is hereby established to be September 23, 2000, he may retire from active daily employment as of the first day of the month next following attainment of age 65, or upon such later date as may be mutually agreed upon by the Executive and the Bank

The Bank agrees that upon such retirement it will pay to the Executive the sum of seventy thousand ($70,000.) dollars, hereinafter called the "Annual Payment", on the first day of the month following such retirement and will pay a like sum on each annual anniversary of said date to the Executive during his lifetime for fifteen years until he shall receive fifteen (15) Annual Payments subject to the conditions and limitations hereinafter set forth.

2.02 Retirement Death Benefit. The Bank agrees that if the Executive shall so retire, but shall die before receiving the fifteen (15) Annual Payments, it will continue to make such Annual Payments annually to such individual or individuals as the Executive shall have designated in a writing, filed with the Bank, until the expiration of the fifteen (15) years from the date of such retirement. In the absence of any effective designation of beneficiary any such amounts becoming due and payable after the death of the Executive shall be paid to his duly qualified executor or administrator.

                                  ARTICLE THREE

3.01 Consulting Services. It is mutually agreed that during the fifteen (15) year period following retirement from active daily employment, the Executive shall, from time to time, at the request of the Bank, be available at reasonable times and places as are mutually agreed upon, to render services to the senior executives of the Bank in an advisory or consulting capacity.

The Executive shall not be required to travel from whatever place he may then be living or staying for the purposes of such consultation unless all expenses incurred by him shall forthwith be paid by the Bank.

It shall not be considered a breach of this condition if the Executive is unable to consult or advise because of a mental or physical disability.

In furnishing such consultative or advisory services, the Executive shall not be an employee of the Bank, but shall act in the capacity of an independent contractor.

3.02 Competitive Service. During the said fifteen (15) year period following retirement from active daily employment, the Executive shall not become a director, officer or employee of any banking institution within an area of 25 miles from the City of Medford, unless the Bank has first consented thereto in writing.

3.03 Forfeiture. The payments provided under Article Two are conditioned upon the Executive fulfilling the Requirements of Article Three and in the event the Executive shall at any time materially breach the said requirements, the Board of Directors of the Bank may, by a Resolution at any regular or special meeting, suspend or eliminate payment during the period of such breach.

                                  ARTICLE FOUR

4.01 Death Prior to Retirement. In the event the Executive should die while actively employed by the Bank, the Bank will pay each Annual Payment in twelve equal monthly installments of fifty-eight hundred thirty-four $5834.) dollars each for a period of fifteen (15) years to such individual or individuals as the Executive may have designated in a writing, filed with the Bank. The said monthly payment shall begin the first of the month following the month of the decease of the Executive. In the absence of any effective designation of beneficiary any such amounts becoming due and payable upon the death of the Executive shall be payable to his duly qualified executor or administrator.

                                  ARTICLE FIVE

5.01 Disability Prior to Retirement. In the event the Executive shall, during the period of active daily employment prior to termination of his employment with the Bank, become permanently and totally disabled, mentally or physically, which disability renders him unable to perform his duties in a manner satisfactory to the Bank, the Bank by a Resolution adopted at any regular or special meeting of its Board of Directors may terminate the active daily employment of the Executive.

If the date of the adoption of such Resolution is on or after September 23, 2000 the provisions of Article Two shall immediately be effective. If the date of such Resolution is prior to September 23, 2000 the obligations of the Bank to pay the benefits provided in Articles Two and Four shall cease. In lieu of the payments provided in said Articles the Bank shall pay to the Executive one hundred (100%) percent of his then annual salary payable in equal monthly installments beginning on the first day of the month following the Board Resolution and continuing for a period up to September 23, 2000 at which time the provisions of Article Two shall be effective. The disability payments payable hereunder shall be reduced by any amounts payable under the Bank's Long Term Disability Income policy. If the Executive should die after commencement of such disability payments but prior to September 23, 2000, the provisions of Article Four shall then be effective.

                                   ARTICLE SIX

6.01 Voluntary Termination of Service or Discharge. In the event that the Executive shall voluntarily resign or otherwise voluntarily terminate his employment with the Bank, become totally disabled, die or be discharged for actions inimical to the Bank's interests, which shall be in the sole discretion of the Board of Directors,prior to September 23, 2000, the Annual Payments effective under Article Two, Four and Five shall be reduced in accordance with the vesting provisions detailed in section 6.03.

6.02 Other Termination of Service. The Bank reserves the right to terminate the employment of the Executive at any time prior to retirement. In the event that the employment of the Executive shall terminate prior to September 23, 2000, other than by his voluntary action, his disability, his death or his discharge for actions inimical to the Bank's interests, the Annual Payments effective under Article Two, Four and Five shall be paid in full without the reduction specified in Section 6.03.

6.03 Vesting Percentage Schedule. The Annual Payments defined under Articles Two, Four and Five shall be reduced in the event of termination under section
6.01 in accordance with the vesting schedule detailed herein. The Annual Payment due under such circumstances shall be adjusted by determining the maximum Annual Payment due with 100% vesting and multiplying this Annual Payment by the appropriate percentage given the number of completed years of contract service and Article 6.01.

                           Vesting Percentage Schedule

Completed Contract Years of Service             Percentage Vesting

      1  (9/23/98)                                    33 1/3%

      2  (9/23/99)                                    66 2/3%

      3  (9/23/2000)                                  100%

                                  ARTICLE SEVEN

7.01 Alienability. Neither the Executive, his widow, nor any other beneficiary under this Agreement shall have the power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder the Bank's liabilities hereunder shall forthwith cease and terminate.

                                  ARTICLE EIGHT

8.01 Participation in other Plans. Nothing contained herein shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any Pension, Profit Sharing, 401K, Group insurance, Bonus or any similar employee plans which the Bank may now or hereafter have.

                                  ARTICLE NINE

9.01 Funding. The Bank reserves the absolute right at its sole and exclusive discretion, either to fund the obligations of the Bank hereunder or to refrain from funding the same, and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Bank shall be the owner and beneficiary of any such policies. The Bank reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other funding program, at anytime, either in whole or in part. At no time shall the Executive be deemed to have any right, title or interest in or to any specified asset or assets of the Bank, including, but not by way of restriction, any insurance or annuity contract or contracts or the proceeds therefrom. Any such policy shall not in any way be considered to be security for the performance of the Bank's obligations hereunder. It shall be, and remain, a general unpledged, unrestricted asset of the Bank.

If the Bank purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any papers that my be required for that purpose and to undergo any medical examination or tests which may be necessary.

9.02 This Article shall not be construed as giving the Executive or his beneficiary any greater rights than those of any other unsecured creditor of the Bank.

                                   ARTICLE TEN

10.01 Reorganization. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another bank, corporation, firm, or person unless and until such succeeding or continuing bank, corporation, firm or person agrees to assume and discharge all of the obligations of the Bank hereunder.

                                 ARTICLE ELEVEN

11.01 Benefits and Burdens. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, and the Bank, and any successor organization which shall succeed to substantially all of its assets and business.

                                 ARTICLE TWELVE

12.01 Communications. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent first class mail to the Bank at 29 High Street, Medford, MA 02155 and to the Executive at the address as maintained on the payroll or other accounting records of the Bank. Each party shall have the right by written notice to change the place to which notices shall be sent.

                                ARTICLE THIRTEEN

13.01 Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate his employment with the Bank.

                                ARTICLE FOURTEEN

14.01 Claims Procedure. In the event that benefits under this Agreement are not paid to the Executive (or his beneficiary in the case of the Executive's death), and such person feels entitled to receive them, a claim shall be made in writing to the Plan Administrator within sixty (60) days from the date payments are not made. Such claim shall be reviewed by the Plan Administrator and the Bank. If the claim is denied, in full or in part, the Plan Administrator shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, specific reference to the provisions of this Agreement upon which the denial is based, and additional material or information necessary to perfect the claim, if any. A claim shall be deemed denied if the Plan Administrator does not provide the required written notice within the said ninety (90) day period. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

If a claim is denied and a review is desired, the Executive (or his beneficiary in the case of the Executive's death), shall notify the Plan Administrator in writing within sixty (60) days of receipt of the denial or deemed denial. In requesting a review, the Executive or is beneficiary may review this Agreement or any document relating to it and submit any written issues and comments he or she may feel appropriate. The Plan Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement on which the decision is based.

For purposes of implementing this claims procedure (but not for any other purpose) the Chief Financial Officer of the Bank is hereby designated as the Plan Administrator of this Agreement.

                                 ARTICLE FIFTEEN

15.01 Administrative Clause. Any payment required to be made pursuant to this Agreement to a person who is under a legal disability at the time such payment is due may be made by the Bank to or for the benefit of such person in such of the following ways as the Bank shall determine; (a) directly to the person entitled to the payment; (b) to the legal representative of such person; (c) to some near relative of such person to be used for the person's benefit; (d) directly in payment of expenses of support, maintenance or education of such person. Any such payment of the Bank shall, to the extent thereof, be a complete discharge of any liability under this Agreement with respect to such payment. The Bank shall not be required to see to the application by any third party of any payments made pursuant to this Article.

                                 ARTICLE SIXTEEN

16.01 Marital Deduction Provision. If the Executive designates his spouse to receive payments to be made hereunder after his death, she shall have the right to direct that as to the distribution of the sums, if any, payable after her death the Bank shall pay any such sums to such person or persons or to her own estate as she appoints and directs by a written direction filed with the Bank during her lifetime or by her last will and testament specifically referring to this power of appointment. To the extent that the Executive's spouse does not effectively exercise the power of appointment any such sums shall upon her death be distributed to her estate.

                                ARTICLE SEVENTEEN

17.01 Arbitration. In the event of any dispute, controversy or misunderstanding between the parties hereto, which may directly or indirectly concern or involve any of the terms, covenants or conditions hereof, the parties agree that such controversy shall be settled by arbitration in the City of Medford in accordance with the Rules of American Arbitration Association. One arbitrator shall be named by the each party involved in the dispute and then an additional arbitrator shall be named by the arbitrators so chosen. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The costs of the arbitration shall be borne by the party or parties designated by the arbitrators.


IN WITNESS WHEREOF, the Bank has caused this Agreement to be duly executed by its Chief Financial Officer and its Corporate seal affixed, duly attested by its Secretary, and the Executive has hereunto set his hand and seal on the day and year first written above.

                                          Medford Savings Bank


                                          /s/ Phillip W. Wong
                                          --------------------------
                                          Chief Financial Officer


                                          /s/ Arthur H. Meehan
                                          ---------------------------
                                          Executive

ATTEST:


/s/ Eugene R. Murray
-------------------------
Secretary


/s/ Mary L. Martel
-------------------------
Witness